Exhibit 10.137

                              EMPLOYMENT AGREEMENT

      This Agreement (the "Agreement") is made as of June 28, 2006 (the "Effective Date"), by and between Bluegreen Corporation, a Massachusetts corporation with its headquarters located in Boca Raton, Florida (the "Company"), and George F. Donovan (the "Executive").

                              W I T N E S S E T H :

      WHEREAS, the Company desires to employ Executive, and Executive desires to accept such employment, upon the terms and conditions set forth herein;

      WHEREAS, Executive has through his previous employment with the Company, and will continue to, develop and acquire knowledge and information pertaining to the Company's business and the business of its Related Entities (defined below), primarily including, but not limited to, the Company's real estate development, finances, management, operations, and sales and marketing, and Executive acknowledges that such information is valuable, confidential and proprietary;

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, Executive and the Company agree as follows:

1.    Employment of Executive.

      1.1. Term. Subject to the terms of Section 3 below, Executive's employment under this Agreement will begin on the Effective Date and, unless otherwise sooner terminated, will expire on December 31, 2014 (the "Term"). The Term shall be divided into an "Initial Term" and a "Transition Term" (each as defined below).

      1.2. Duties and Responsibilities. Executive's duties and responsibilities under this Employment Agreement shall be as follows:

            1.2.1. Initial  Term.  From  the  Effective  Date of this  Agreement through December 31, 2007 (the "Initial Term"), Executive shall be employed by the Company as the Chief Executive Officer ("CEO") of the Company or such other senior executive position as may be designated to Executive from time to time by the Board of Directors of the Company (the "Board") and, subject to the Articles of Organization and By-Laws of the Company and his re-election from time to time by the Company's stockholders, Executive shall also serve as a member of the Board. In addition to performing the regular and customary duties and responsibilities of a CEO, and the specific duties and responsibilities assigned to Executive by the Board or any Committee thereof, Executive shall, during this Initial Term assist the Board in identifying, developing and mentoring a successor to assume the position of CEO following the Initial Term.


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            1.2.2. Transition  Term.  From January 1, 2008 through  December 31,
                   2014 (the "Transition Term"), Executive will be employed by the Company as a Strategic Advisor and, subject to the Articles of Organization and By-Laws of the Company and his re-election from time to time by the Company's stockholders, if requested by the Board, Executive shall also serve as a member of the Board. During the Transition Term, Executive
                   will   cooperate   and  assist  in  the   transition  of  the
                   responsibilities of the CEO to the new CEO selected by the Board and shall mentor such new CEO and other executives of the Company. During the Transition Term, Executive shall also
                   assist  the  Board  with   strategic   planning  and  product
                   planning, serve as a general advisor to senior management and the Board, assist in opening new markets, lead acquisitions, and engage in such other activities commensurate with his position as may be requested by the Company's executive officers or the Board. It is understood that Executive's services during the Transition Term are expected to require Executive's entire business time unless otherwise agreed to by the Board. As the Company's Strategic Advisor, Executive
                   will no longer serve in the capacity of CEO; provided, however, that if at any time during the Transition Term the Company shall not have a CEO, the Company may request that
                   Executive  resume  the  position  of  CEO.   Executive  shall
                   determine in his sole discretion whether to resume his position as CEO, provided that his refusal to resume such position will not affect his right to continued payments under this Agreement nor will it constitute a breach of this Agreement.

      1.3. Best Efforts. During the Term, Executive shall devote his best efforts and all of his business time to the performance of his duties under this Agreement and shall perform them faithfully, diligently, and competently and in a manner consistent with the policies of the Company and the directions of the Board; provided, however, that the foregoing shall not be deemed to prohibit Executive from: (a) subject to the terms of Section 4 of this Agreement and the policies of the Company as in effect from time to time, including the Company's Code of Business Conduct and Ethics as the same may exist from time to time, investing his assets in any form or manner that shall not require any material activities on Executive's part in connection with the operations or affairs of the companies or other entities in which such investments are made; or
            (b) engaging in religious, charitable or other community or non-profit activities that do not impair Executive's ability to fulfill Executive's duties and responsibilities under this Agreement. At all times Executive shall comply with any employee handbooks, policies, or practices that the Company may have with respect to its senior executive employees from time to time. During the Term, Executive shall not engage in any activities outside the scope of his employment if such activities could reasonably be expected to detract from or interfere with the fulfillment of his responsibilities or duties under this Agreement. Executive may, however, continue his service on the boards on which he currently serves; provided the entities do not compete with the Company. Upon execution of this Agreement, Executive will provide a list of all the boards on which he currently serves. Without the prior written consent of the Board, Executive shall not serve as a director, employee, consultant or agent (or any equivalent position) of any company or other business entity and shall not receive any fees or other remuneration for work performed for or on behalf of any other organization either within or outside the scope of his employment.


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2.    Compensation.  As full  compensation  for his  services  hereunder  and in consideration for Executive's covenants contained in this Agreement, the Company shall pay Executive the following compensation:

      2.1. Initial Term. During the Initial Term, the Company shall pay Executive a salary (the "Salary") at the annual rate of $500,000, subject to increase from time to time in the discretion of the Board or the Compensation Committee of the Board (the "Compensation Committee"). The Salary shall be payable in periodic installments in accordance with the Company's usual practice for its senior executives. If during the Term the Company shall have an annual incentive bonus plan for its senior executive employees, Executive shall be eligible to participate in such plan and, if earned, to receive a bonus thereunder (the "Bonus").

      2.2. Transition Term. During the Transition Term, Executive will be paid for his services to the Company in the manner described in this paragraph. During the period commencing on January 1, 2008 and ending on December 31, 2012, Executive will be paid a Salary at the annual rate of Five Hundred Thousand Dollars ($500,000), and during the period commencing on January 1, 2013 and ending on December 31, 2014, Executive will be paid a Salary at the annual rate of Two Hundred Fifty Thousand Dollars ($250,000). The Salary shall be payable in periodic installments in accordance with the Company's usual practice for its senior executives. During the Transition Term, Executive will be provided with office space on the Company's premises or comparable office space off-premises, as the Company may determine in its sole discretion.

      2.3. Benefits. During the Term, Executive shall also be eligible to participate in any employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans, stock option and other benefit plans which the Company may from time to time have in effect for its senior executives. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Company, applicable law and the discretion of the Board, the Compensation Committee or any administrative or other committee provided for in or contemplated by any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time or to grant any bonuses or stock options under such plans after the Initial Term.

      2.4.  Golf  Club.   During  the  Initial  Term,   the  Company  shall  pay
            Executive's annual membership dues in a golf club of Executive's choice.


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      2.5.  Taxation of Payments and Benefits.  The Company  shall  undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

      2.6. Indemnification. The Company shall indemnify Executive for acts taken in good faith in the performance of his duties under this Agreement throughout the Term and to the extent available, the Company will include Executive in its directors' and officers' liability insurance. Such indemnification shall be in accordance with the Company's Articles of Organization and shall be the same as the indemnification provided by the Company to its other directors and officers.

      2.7. Expenses. During the Term, the Company agrees to pay or reimburse Executive for all reasonable vouchered business expenses incurred by him in the performance of his duties hereunder, which have been submitted in accordance with any expense reimbursement policy or practice of the Company

3.    Termination and Termination  Benefits.  Notwithstanding  the provisions of
      Section 1 above, this Section 3 shall govern the termination of Executive's employment with the Company under this Agreement during the Term. Upon termination of the employment of Executive for any reason, the Company shall pay to Executive any accrued but unpaid Salary and, if applicable, any accrued but unpaid Bonus. Benefits under any employee benefit plans of the Company shall be as described in such plans. Any stock options granted to Executive by the Company shall be governed by the terms of each individual stock option agreement and the plan under which each such grant was made, except that for purposes of the length of time to exercise options following the termination of employment, Executive's continued service as a member of the Board shall be deemed to constitute employment or the provision of services, as required; provided, however, that the foregoing shall not be construed as to provide for any right of Executive to continue to serve as a member of the Board following the termination of his employment.

      3.1. Termination by the Company for Cause. The Executive's employment under this Agreement may be terminated for Cause (as defined below) after written notice to Executive as provided herein. In the event of a termination for Cause, the Company shall be responsible under this Agreement only for accrued and unpaid compensation and benefits. For purposes of this Agreement the following shall constitute "Cause" for such termination: (i) conviction of or plea of nolo contendere by Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud;
            (ii) material violation of the policies and procedures of the Company, including the Company's policies on sexual harassment and transactions in the Company's securities, as in effect from time to time; (iii) gross negligence, willful misconduct, fraud, misappropriation of assets, or insubordination of Executive with respect to the Company or any parent or direct or indirect subsidiary of the Company; or (iv) material breach by Executive of any of


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            Executive's  obligations under this Agreement.  Prior to terminating this Agreement for Cause pursuant to subsections (ii), (iii) or (iv) above, the Company shall provide Executive written notice of any violation or breach. Executive will have 30 days from the date of receipt of written notice to cure any such violation or breach, during which time Executive's compensation and benefits shall continue. In the event the Company reasonably determines that the nature of such violation or breach is such that it cannot be cured by Executive, it shall so state in the notice to Executive and such termination shall be effective immediately upon receipt of such notice.

      3.2. Termination by the Company Without Cause. Subject to the payment of Termination Benefits (as hereinafter defined) pursuant to Section
            3.5 below, Executive's employment under this Agreement may be terminated by the Company without Cause at any time by a vote of the Board. Such termination without Cause shall be effective immediately upon written notice to Executive of such a vote by the Board.

      3.3. Death. The employment of Executive shall terminate upon the death of Executive. The Executive's estate shall be entitled to receive any Salary accrued but unpaid as of the date of death and a payment in lieu of any Bonus, pro-rated for the period between the beginning of the applicable Bonus period and the date of death and determined by substituting for any annual target described in the annual incentive program the target established for the quarter in which the date of death occurs, as determined in good faith by the Compensation Committee. Any such Bonus payment shall be made at such time as Executive's Bonus would normally be paid. In addition, the Executive's estate shall be entitled to the Termination Benefits set forth in Section 3.5 below.

      3.4. Disability. If Executive shall become disabled and is substantially unable to perform the essential functions of Executive's then existing position of employment under this Agreement, the Board may, upon 30 days written notice to Executive and in the discretion of the Company, remove Executive from any responsibilities, reassign Executive to another position with the Company or terminate this Agreement and Executive's employment with the Company. In the event of re-assignment, the Company will continue to pay Executive under this Agreement as if there had been no change in duties. In the event of Executive's removal, Executive shall be entitled to receive any Salary accrued but unpaid as of the date of disability, any other amounts due, and a payment in lieu of any Bonus, pro-rated for the period between the beginning of the applicable Bonus period and the date of disability and determined by substituting for any annual target described in the annual incentive program the target established for the quarter in which the date of disability occurs, as determined in good faith by the Compensation Committee. In addition, the Executive shall be entitled to the Termination Benefits set forth in Section 3.5 below.

            For purposes of this Agreement, Executive shall be deemed to be "disabled" if, due to Executive's physical or mental disability, he has been substantially unable to perform his duties for three continuous and consecutive months during the Term. Executive shall be considered to have been substantially unable to perform his duties hereunder if he is either (i) unable to reasonably and effectively carry out his duties with reasonable accommodations by the Company or (ii) unable to reasonably and effectively carry out his


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

            duties because any reasonable accommodation that may be required would cause the Company undue hardship. If Executive's employment is terminated because of a disability in accordance with the terms of this Section 3.4, the Company will continue to provide Executive with any long-term disability benefits, if any, in accordance with the then-existing long-term disability plan of the Company, if any.

      3.5. Certain Termination Benefits. Unless otherwise specifically provided in this Agreement or the terms of any applicable benefit plan or otherwise required by law, all compensation and benefits payable to Executive under this Agreement shall terminate on the date of termination of Executive's employment under this Agreement. Notwithstanding the foregoing, in the event Executive (a) is terminated or removed by the Company without Cause in accordance with Section 3.2 hereof, (b) dies or (c) is terminated by the Company as a result of his disability in accordance with Section 3.4, the Company shall provide to Executive (collectively, the "Termination Benefits") all Salary and benefits due under the Agreement for the remainder of the Term, including payment for Executive's and his spouse's health insurance premiums whether through COBRA continuation coverage (to be provided on terms substantially identical to active employee coverage provided to senior executive employees of the Company) or replacement health care insurance (the "Health Insurance Benefits") of up to $1,000.00 per month during the remainder of the Term; provided, however, that in no event will the Executive be entitled to receive any Bonus or stock options after his termination. Unless Executive was terminated for cause (in which case such options will expire pursuant to their terms), the Compensation Committee of the Company shall take such actions as may be required to provide that any stock option issued to and held by the Executive at the time of termination of employment may be exercised by him for a period of the lesser of (i) twelve (12) months after the date of termination of employment or
            (ii) ten (10) years from the date such stock option was granted. Executive acknowledges and agrees that in the event such options are not exercised within the ninety (90) day period set forth in Code ss.422(a)(2), such options will not constitute incentive stock options.

            With respect to Termination Benefits, the Executive's Salary shall be paid in periodic installments in accordance with the Company's usual practices for its senior executives, provided, however, that if Section 409A(a)(2)(B) would apply to Executive at the date of termination of employment, no such payments of Salary shall be made during the six month period following the effective date of Executive's termination; provided, further, that such payment which would have otherwise been made during such six month period shall be paid in one lump sum payment upon the expiration of such six month period. Notwithstanding the foregoing sentence, in the event of the death of Executive any unpaid Termination Benefits shall continue and be paid to the estate of Executive at the same time and in the same manner as would have been paid to Executive if he were alive and the payment of Health Insurance Benefits shall continue for Executive's spouse. The Termination Benefits shall be offset by any amounts owed to the Company by Executive ratably over the anticipated period during which Termination Benefits will be paid.


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      Notwithstanding  anything  to the  contrary in this  Agreement,  Executive shall not be entitled to any Termination Benefits under this Agreement unless first: (i) Executive and the Company enter into mutually acceptable general releases substantially in the form attached to this Agreement as Exhibit A and (ii) Executive resigns from any and all positions, including, without implication of limitation, as a director, trustee, and officer, that Executive then holds with the Company, except that, at the request of the Board, Executive may continue to serve as a director of the Company.

4.    Non-Competition; Protection of Confidential Information; Etc.

      4.1. Rationale for Restrictions. Executive agrees that his services hereunder are of a special, unique, extraordinary and intellectual character, and his position with the Company places him in a position of confidence and trust with the clients, customers, suppliers, vendors, contractors and employees of the Company and/or of any joint venture, partnership, trust or other entity in which the Company has a direct or indirect interest (collectively "Related Entities"). Executive further acknowledges that the rendering of services under this Agreement necessarily requires the disclosure to Executive of Confidential Information (defined below) of the Company and/or Related Entities. Executive and the Company agree that in the course of employment hereunder, Executive has and will continue to develop a personal relationship with the Company's clients, and a knowledge of these clients' affairs and requirements which may constitute the Company's primary and only contact with such clients. Executive acknowledges that the Company's relationships with its established clientele may therefore be placed in Executive's hands in confidence and trust. Executive consequently agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company and/or Related Entities that Executive make the covenants contained herein, that the covenants are a material inducement for the Company to employ or continue to employ Executive and to enter into this Agreement, and that the covenants are given as an integral part of and incident to this Agreement.

      4.2. Non-Competition In Related Business. Provided that the Company performs in all material respects its obligations under the terms of this Agreement, Executive shall not, directly or indirectly, while employed by the Company or receiving Termination Benefits and, in each case, for a period of two years thereafter, directly or indirectly enter into the employment of, render any services to, engage, manage, operate, join, or own, lend money or otherwise offer other assistance to or participate in or be connected with, as an officer, director, employee, principal, agent, creditor, proprietor, representative, stockholder, partner, associate, consultant or otherwise, any person or entity that, at any time during Executive's employment with the Company, directly or indirectly competes with or is in any similar business to that of the Company and/or Related Entities. The geographic scope of this covenant is limited those geographic markets in which the Company and/or Related Entities had conducted business or had taken steps to commence conducting business while Executive was employed by the Company.

      4.3. Solicitation of Employees and Customers. Provided that the Company performs in all material respects its obligations under the terms of this Agreement, Executive shall not,


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            while employed by the Company and at all times  thereafter,  whether for his own account or for the account of any person or entity, attempt to solicit, endeavor to entice away from the Company or Related Entities, or otherwise interfere with any relationship of the Company or Related Entities with (i) any person (including, but not limited to, any independent contractor or representative) who is or was employed by or otherwise engaged to perform services for the Company and/or Related Entities, while Executive is or was employed by the Company, or (ii) any person who is or was a customer or client of the Company and/or Related Entities while Executive is or was employed by the Company.

            As used in this Agreement, "Confidential Information" shall mean financial information, reports and forecasts, studies, plans, reports, designs, surveys, and analyses, sketches, drawings, notes, records, memoranda, computer-generated data, or documents, and all other nonpublic information relating to the business activities of the Company and/or Related Entities, including, without limitation, all methods, processes, formulas, techniques, equipment, research data, experiments, technical, commercial, marketing and sales information, personnel data, computer software, contracting systems, sources of supply, patentable or unpatentable inventions, methods of operation, customer lists, employee lists, supplier lists, financial data, trade secrets, and the like which presently or, in the future, are in the possession of the Company and/or Related Entities. Said Confidential Information may be in either human or computer readable form, including, but not limited to, software, source code, hex code, or any other form.

      4.4. Rights to Intellectual Property. While employed by the Company, Executive will disclose to the Company any ideas, inventions, or business plans ("Intellectual Property") developed by him which relate directly or indirectly to the business or a similar business of the Company or Related Entities, including without limitation, any process, operation, product or improvement which may be patentable or copyrightable. Executive agrees that the Intellectual Property is or will be the property of the Company and that he will, at the Company's request and cost, do whatever is necessary to obtain the rights thereto, by patent, copyright or otherwise, for the Company. Executive further agrees that, whether or not he is in the employ of the Company, he will cooperate in good faith to the extent and in the manner requested by the Company in the prosecution or defense of any patent or copyright claims or any litigation or other proceedings involving any Intellectual Property. The Company will pay for all expenses associated with Executive's compliance with this provision.

      4.5. Scope of Covenant. If any covenant contained in this Section 4 is unenforceable because of the duration or geographic scope of such provision, the parties agree that the court, making such determination, shall have the power to reduce the duration and/or geographic scope to the maximum enforceable by law and, in its reduced form, such provision shall be enforceable.

      4.6. Executive Representations. Executive represents and warrants to the Company (i) that this Agreement constitutes his valid and binding obligation, enforceable against him in accordance with its terms;
            (ii) that neither the  execution  nor delivery of this  Agreement or


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

            the performance by him of any of his covenants hereunder will constitute a default under any contract, agreement or obligation to which he is a party or by which he or any of his properties is bound; (iii) that there are no lawsuits, arbitration actions or other proceedings (equitable, legal, administrative or otherwise) pending or (to the best of his knowledge) threatened which could adversely affect the validity or enforceability of this Agreement or his obligation or ability to perform his obligations hereunder; and
            (iv) that no consent, approval or authorization of, or notification to, any governmental entity or any other person or entity is required in connection with the execution, delivery or performance of this Agreement by him.

5.    Miscellaneous Provisions.

      5.1. Litigation and Regulatory Cooperation. During and after Executive's employment, Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while, or relate to periods during which, Executive was employed by the Company. The Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive's employment, Executive also shall cooperate fully with the Company in connection with any investigation or review or any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall reimburse Executive for any reasonable out of pocket expenses incurred in connection with Executive's performance of obligations pursuant to this Section 5.1. However, in the event that Executive is terminated "for cause" pursuant to
            Section 3.1 of this Agreement and Executive is no longer receiving benefits hereunder, this Section shall no longer apply and continued cooperation with the Company shall no longer be required.

      5.2. Integration, Waiver and Severability. This Agreement sets forth the entire agreement between the parties with respect to the matters covered herein and supersedes all prior agreements, whether oral or written, including without limitation the Employment Agreement between the Company and Executive dated December 19, 2001. No waiver or modification of this Agreement or of any part contained herein shall be valid unless in writing and duly executed by Executive and approved by the Board. No evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The failure of either party at any time to require performance by the other party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself. All agreements and covenants contained herein are


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

            severable and in the event any of them shall be held to be invalid by a court of competent jurisdiction, this Agreement shall be interpreted as if such invalid terms or covenants were not contained herein.

      5.3. Benefit and Assignability. This Agreement shall bind Executive and the Company and their respective successors and assigns. This Agreement requires the personal services of Executive and cannot be assigned by Executive. Executive agrees to provide his written consent to the assignment of this Agreement, including the restrictive covenants herein, to any successor or assign of the Company provided that the transfer or assignment of this Agreement shall not materially expand or alter the restrictive covenants contained herein. The Executive agrees not to delegate his obligations or duties hereunder or any portion thereof without the prior written consent of the Board.

      5.4. Remedies for Breach of the Agreement. Executive consents and agrees that if he violates any covenants contained in this Agreement, the Company and/or Related Entities would sustain irreparable harm and, therefore, in addition to any other remedies which may be available to it, the Company and/or Related Entities shall be entitled to an injunction restraining Executive from committing or continuing any such violation of this Agreement. Executive also agrees and acknowledges that his use of trade secrets, client lists or Confidential Information, or the direct solicitation of existing clients of the Company and/or Related Entities in a manner contrary to this Agreement will give rise to irreparable injury that may specifically be enjoined. Nothing in this Agreement shall be construed as prohibiting the Company and/or Related Entities from pursuing any other remedy or remedies including, without limitation, recovery of damages. Executive acknowledges that Related Entities have rights under this Agreement and that they may enforce these rights as third party beneficiaries.

      5.5. Survival. The provisions of Section 4 shall survive the termination or expiration of this Agreement or Executive's employment irrespective of the reason for such termination or expiration. The provisions of Section 4 shall survive after the Agreement's expiration or termination of the Initial or Transition Term, even if Executive continues to serve as a member of the Board or in any capacity of employment with the Company after that point.

      5.6. Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by certified mail, return receipt requested, to his residence in the case of Executive, or to its principal office in the case of the Company.

      5.7. Section Headings; Counterparts. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one of the same instrument.

      5.8. Applicable Law. This Agreement shall be construed in accordance with, the laws of the State of Florida, whether substantive or procedural. The sole and exclusive venue for any


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

            legal action arising out of this Agreement shall be in the Circuit Court in and for Palm Beach County, Florida. Executive agrees and stipulates that he waives his right to trial by jury in any action arising under this Agreement where trial by jury would otherwise be available.

      5.9. Prevailing Party. The prevailing party to an action to enforce or defend this Agreement is entitled to attorney's fees and reasonable costs incurred in connection therewith, including, but not limited to, those incurred at the pre-litigation, pre-trial, trial, and appellate levels.


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

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                              Executive:

                                              /s/ George Donovan
                                              ----------------------------------
                                              GEORGE DONOVAN

                                              The Company:


                                              BLUEGREEN CORPORATION

                                              By: /s/ Alan B. Levan
                                                  ------------------------------
                                              Name:  Alan B. Levan
                                              Title: Chairman


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

                                   Exhibit A

Form of General Release.

      (a) In favor of the Company: Executive hereby releases, discharges and acquits the Company and its subsidiaries, affiliates, representatives, agents, employees, officers, directors, shareholders, counsel, assigns and successors (collectively referred to as "Releasees"), of and from all claims, demands, sums of money, actions, rights, causes of action, obligations and liabilities which Executive has against the Releasees relating to or arising out of the Employment Agreement of Executive's employment by the Company, including, but not limited to, wrongful discharge, breach of contract, tort, the Civil Rights Act, Age Discrimination in Employment Act, Employee Retirement Income Security Act or any other federal, state or local legislation or common law relating to employment or discrimination in employment or otherwise; provided, however, that nothing contained herein shall release the Company from its obligations to Executive pursuant to that certain Employment Agreement dated June 2006, including any right he may have to indemnification thereunder.

      (b) In favor of the Executive: The Company hereby releases, discharges and acquits Executive of and from all claims, demands, sums of money, actions, rights, causes of action, obligations and liabilities which the Company has or which the Company or any successor or assign of the Company against Executive relating to or arising out of by Executive's employment with the Company; provided, however, that nothing contained herein shall release Executive from any willful or intentional misconduct or any loan or advance made to Executive by the Company.


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